EXHIBIT 23.0

Consent of Independent Registered Public Accounting Firm

The Board of Directors of
FLIR Systems, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-82194, 33-92548, 333-102992, 333-125822, 333-160127, 333-169748 and 333-176972) on Form S-8 and No. 333-176311 on Form S-3 of FLIR Systems, Inc. of our reports dated March 3, 2014, with respect to the consolidated balance sheets of FLIR Systems, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2013 and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of FLIR Systems, Inc.

/s/ KPMG LLP

Portland, Oregon
March 3, 2014